Chrysler Financial DaimlerChrysler Auto Trust 2005-A Monthly Servicer’s Certificate (KB)	Distribution Date: 08-Mar-05 Page 1 of 2

Payment Determination Statement Number	2
Distribution Date	08-Mar-05

Dates Covered	From and Including	To and Including
Collections Period	01-Feb-05	28-Feb-05
Accrual Period	08-Feb-05	07-Mar-05
30/360 Days	30
Actual/360 Days	28

	Number of
Collateral Pool Balance Data	Accounts	$ Amount

Pool Balance — Beginning of Period	128,152	2,046,291,425.22
Collections of Installment Principal		43,754,284.01
Collections Attributable to Full Payoffs		26,971,056.32
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		184,628.77

Pool Balance — End of Period	125,668	1,975,381,456.12

Pool Statistics		End of Period

Initial Pool Balance (Pool Balance at the Purchase Date)		2,115,437,567.62
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)		93.38%

Ending O/C Amount		124,689,498.43
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)		106.74%

Cumulative Net Losses		148,061.52
Net Loss Ratio (3 mo. Weighted Avg.)		0.0427%
Cumulative Recovery Ratio		41.02%
60+ Days Delinquency Amount		1,447,922.34
Delinquency Ratio (3 mo. Weighted Avg.)		0.04310%

Weighted Average APR		6.483%
Weighted Average Remaining Term (months)		49.35
Weighted Average Seasoning (months)		13.99

Chrysler Financial DaimlerChrysler Auto Trust 2005-A Monthly Servicer’s Certificate (KB)	Distribution Date: 08-Mar-05 Page 2 of 2

Cash Sources
Collections of Installment Principal	43,754,284.01
Collections Attributable to Full Payoffs	26,971,056.32
Principal Amount of Repurchases	0.00	O/C Release (Prospectus pg S18-S20)
Recoveries on Loss Accounts	75,668.93	Pool Balance	1,975,381,456.12
Collections of Interest	10,575,073.09	Yield Supplement O/C Amount	(74,419,959.25)

Investment Earnings	102,604.08	Adjusted Pool Balance	1,900,961,496.87
Reserve Account	5,000,000.00

Total Sources	86,478,686.43	Total Securities	1,850,691,957.69

		Adjusted O/C Amount	50,269,539.18

Cash Uses
Servicer Fee	1,705,242.85	Target Overcollateralization Amount	95,048,074.84
A Note Interest	4,971,183.56
Priority Principal Distribution Amount	0.00	O/C Release Period?	No
B Note Interest	194,000.00
Reserve Fund	5,000,000.00	O/C Release	0.00
Regular Principal Distribution Amount	74,608,260.02
Distribution to Certificateholders	0.00

Total Cash Uses	86,478,686.43

Administrative Payment
Total Principal and Interest Sources	86,478,686.43
Investment Earnings in Trust Account	(102,604.08)
Daily Collections Remitted	(81,752,919.30)
Cash Reserve in Trust Account	(5,000,000.00)
Servicer Fee (withheld)	(1,705,242.85)
O/C Release to Seller	0.00

Payment Due to/(from) Trust Account	(2,082,079.80)

	Beginning	Ending	Principal	Principal per	Interest	Interest per
Notes	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face	Original

Class A-1 500,000,000 @ 2.63%	425,300,217.71	350,691,957.69	74,608,260.02	149.2165200	869,975.22	1.7399504	500000000
Class A-2 595,000,000 @ 3.17%	595,000,000.00	595,000,000.00	0.00	0.0000000	1,571,791.67	2.6416667	595000000
Class A-3 500,000,000 @ 3.49%	500,000,000.00	500,000,000.00	0.00	0.0000000	1,454,166.67	2.9083333	500000000
Class A-4 345,000,000 @ 3.74%	345,000,000.00	345,000,000.00	0.00	0.0000000	1,075,250.00	3.1166667	345000000
Class B 60,000,000 @ 3.88%	60,000,000.00	60,000,000.00	0.00	0.0000000	194,000.00	3.2333333	60000000

Total Notes	1,925,300,217.71	1,850,691,957.69	74,608,260.02		5,165,183.56		2,000,000,000.00

     • Class A-1 Interest is computed on an Actual/360 Basis. Days in current period  28